UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Global Eagle Entertainment Inc.

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Global Eagle Entertainment Inc.

4553 Glencoe Avenue
Los Angeles, California 90292

May 1, 2014

Dear Fellow Stockholders:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders of Global Eagle Entertainment Inc. on Friday, June 6, 2014, at 7:30 a.m. (local time) at The London Hotel, 151 West 54th Street, New York, New York 10019.

Details about the business to be conducted at the Annual Meeting and other information can be found in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. As a stockholder, you will be asked to vote on a number of proposals.

Whether or not you plan to attend the Annual Meeting of Stockholders in person, your vote is important. After reading the attached Notice of Annual Meeting of Stockholders and Proxy Statement, please submit your proxy or voting instructions promptly.

On behalf of the management team and your Board of Directors, thank you for your continued support and interest in Global Eagle Entertainment Inc.

Sincerely,

John LaValle
Chief Executive Officer and Director

Global Eagle Entertainment Inc.

4553 Glencoe Avenue
Los Angeles, California 90292

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 6, 2014

The 2014 Annual Meeting of Stockholders of Global Eagle Entertainment Inc. (the “Annual Meeting”) will be held on June 6, 2014 at 7:30 a.m. (local time) at The London Hotel, 151 West 54th Street, New York, New York 10019, for the following purposes:

1.	To elect Louis Bélanger-Martin, John LaValle and Robert W. Reding as Class III members of our Board of Directors, each to serve for a three-year term.
2.	To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement;
3.	To indicate, on an advisory basis, the frequency of future advisory votes to approve the compensation of our named executive officers, as disclosed in this Proxy Statement;
4.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014; and
5.	To transact any other business that properly comes before the Annual Meeting and any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

Stockholders of record of the company’s common stock as of the close of business on April 23, 2014 are entitled to receive notice of and to vote at the Annual Meeting of Stockholders and any and all adjournments or postponements thereof. Stockholders who hold shares in street name may vote through their brokers, banks or other nominees.

Regardless of the number of shares you own and whether you plan to attend the Annual Meeting, please vote. All stockholders of record can vote (i) over the Internet by accessing the Internet website specified on the enclosed proxy card and following the instructions provided to you, (ii) by calling the toll-free telephone number specified on the enclosed proxy card and following the instructions when prompted, (iii) by written proxy by signing and dating the enclosed proxy card and returning it, or (iv) by attending the Annual Meeting in person.

We encourage you to receive all proxy materials in the future electronically to help us save printing costs and postage fees, as well as natural resources in producing and distributing these materials. If you wish to receive these materials electronically in the future, please follow the instructions on the proxy card.

By Order of the Board of Directors,

Jay Itzkowitz
Senior Vice President, General Counsel and Secretary

May 1, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 6, 2014
This Notice of Annual Meeting and Proxy Statement and our Annual Report are available on our website at www.globaleagleent.com under “Investors — Financial Information.”

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Global Eagle Entertainment Inc.

4553 Glencoe Avenue
Los Angeles, California 90292

PROXY STATEMENT
FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 6, 2014

This Proxy Statement is being furnished to stockholders of record of Global Eagle Entertainment Inc. (“Global Eagle,” the “Company,” “we,” “us” or “our”) as of the close of business on April 23, 2014 in connection with the solicitation by our Board of Directors of proxies for the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at The London Hotel, 151 West 54th Street, New York, New York 10019, on Friday, June 6, 2014, at 7:30 a.m. (local time), or at any and all adjournments or postponements thereof, for the purposes stated in the Notice of Annual Meeting of Stockholders. The approximate date of mailing of this Proxy Statement and the enclosed form of proxy is May 1, 2014.

QUESTIONS AND ANSWERS
ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because our Board of Directors is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the Internet.

How do I attend the Annual Meeting?

The Annual Meeting will be held at The London Hotel, 151 West 54th Street, New York, New York 10019, on Friday, June 6, 2014, at 7:30 a.m. (local time). For directions, contact The London Hotel at (212) 307-5000. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 23, 2014, the record date for the Annual Meeting, will be entitled to vote at the Annual Meeting. On this record date, there were 52,866,867 shares of common stock outstanding and entitled to vote. For ten days prior to the Annual Meeting, during normal business hours, a complete list of all stockholders on the record date will be available for examination by any stockholder at the Company’s offices at 4553 Glencoe Avenue, Los Angeles, California 90292. The list of stockholders will also be available at the Annual Meeting.

Stockholder of Record: Shares Registered in Your Name

If at the close of business on April 23, 2014 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or through the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If at the close of business on April 23, 2014 your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, rather than in your own name, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

1.	To elect Louis Bélanger-Martin, John LaValle and Robert W. Reding as Class III members of our Board of Directors, each to serve for a three-year term.
2.	To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement;
3.	To indicate, on an advisory basis, the frequency of future advisory votes to approve the compensation of our named executive officers, as disclosed in this Proxy Statement; and
4.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014.

What are our Board of Directors’ recommendations?

Unless you give other instructions on your proxy card, or by telephone or on the Internet, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board of Directors. Our Board of Directors’ recommendation is set forth together with the description of each item in this Proxy Statement. In summary, our Board of Directors recommends a vote:

•	FOR election of the nominated slate of directors (see Proposal 1);
•	FOR approval, on an advisory basis, of the compensation of our named executive officers (see Proposal 2);
•	FOR EVERY YEAR, on the advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers (see Proposal 3); and
•	FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 (see Proposal 4).

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If you have submitted a proxy and any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

How do I vote?

For Proposal 1, you may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any one or more nominees you specify. For Proposals 2 and 4, you may vote “For” or “Against” or abstain from voting. For Proposal 3, you may vote for every year, every two years, every three years or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy through the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.
•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote by proxy over the telephone, dial toll-free 1-800-776-9437 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the Company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Daylight Time on June 5, 2014 to be counted.
•	To vote by proxy through the Internet, go to www.voteproxy.com to complete an electronic proxy card. You will be asked to provide the Company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Daylight Time on June 5, 2014 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or through the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned at the close of business on April 23, 2014.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the Internet or in person at the Annual Meeting, your shares will not be voted, nor will your shares count toward the establishment of a quorum for the meeting.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the proposal is considered to be a “routine” matter. See below under “What are broker non-votes?” for more information. At the Annual Meeting, only Proposal 4 is considered to be a routine matter. Accordingly, without your instructions, your broker or nominee may not vote your shares on Proposals 1, 2 or 3, but may vote your shares on Proposal 4.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the three nominees to our Board of Directors, “For” Proposals 2 and 4, and “1 Year” for Proposal 3. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We also have hired Morrow & Co., LLC (“Morrow”) to assist us in the distribution of proxy materials and the solicitation of votes described above. Morrow may solicit proxies personally, electronically or by telephone. We will pay Morrow a base fee of $7,500 plus customary costs and expenses for these services. We have agreed to indemnify Morrow against certain liabilities arising out of or in connection with these services. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy card in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the Internet.
•	You may send a timely written notice that you are revoking your proxy to our Secretary at 4553 Glencoe Avenue, Los Angeles, California, 90292.
•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most recent proxy card or telephone or Internet proxy is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank for changing your vote.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by February 6, 2015 to our Secretary at 4553 Glencoe Avenue, Los Angeles, California, 90292. If you wish to submit a proposal to be acted on at next year’s annual meeting but not included in next year’s proxy materials, or if you wish to nominate a director, you must provide written notice as required by our amended and restated by-laws no earlier than February 6, 2015 and no later than the close of business on March 9, 2015 to our Secretary at 4553 Glencoe Avenue, Los Angeles, California, 90292. You are also advised to review our amended and restated by-laws, filed with the SEC as an exhibit to the Current Report on Form 8-K, dated February 6, 2013, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the election of directors (Proposal 1), votes “For,” “Withhold” and broker non-votes; for the advisory vote to approve the compensation of our named executive officers (Proposal 2) and the ratification of the appointment of our independent registered public accounting firm (Proposal 4), votes “For,” “Against,” abstentions and, if applicable, broker non-votes; and for the advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers (Proposal 3), votes for every year, every two years and every three years, abstentions and, if applicable, broker non-votes. Broker non-votes, if applicable, will have no effect on the outcome of Proposal 1. Abstentions and broker non-votes, if applicable, will not be counted towards the vote total for Proposals 2, 3 and 4, and thus will have no effect on the outcome of those proposals.

What are “broker non-votes”?

Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. The proposals presented to the stockholders, other than Proposal 4, the ratification of the appointment of our independent registered public accounting firm, will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker, or nominee is not voting your shares is referred to as a

“broker non-vote.” Because banks, brokers and nominees are permitted to vote uninstructed shares on Proposal 4, broker non-votes will be counted for the purpose of determining the existence of a quorum at the Annual Meeting, but will not count for purposes of determining the number of votes cast on Proposals 1, 2 and 3. You should instruct your broker to vote your shares in accordance with directions you provide.

How many votes are needed to approve each proposal?

•	For Proposal 1, the election of directors, the three nominees for director receiving a plurality of the votes cast (from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” will affect the outcome.
•	To be approved on an advisory basis, Proposal 2, the advisory approval of the compensation of our named executive officers, must receive “For” votes from the holders of a majority of votes cast, although such vote will not be binding on the Company. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
•	For Proposal 3, the advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers, the frequency receiving the highest number votes cast will be the frequency considered to be recommended by stockholders, although such vote will not be binding on the Company. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
•	To be approved, Proposal 4, the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, must receive “For” votes from the holders of a majority of the votes cast. Abstentions will have no effect on the outcome of this proposal.

What is the quorum requirement?

Holders of a majority in voting power of the Company’s issued and outstanding capital stock entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum. In the absence of a quorum, the chairman of the Annual Meeting will have the power to adjourn the Annual Meeting. As of the record date for the Annual Meeting, 26,433,434 shares of our common stock would be required to achieve a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results may be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the Internet?

The Notice of Annual Meeting and Proxy Statement and Annual Report are available at www.globaleagleent.com.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight directors, and is divided into three classes. The number of directors is split among the three classes as equally as possible. The term of each directorship is three years so that one class of directors is elected each year. All directors are elected for three-year terms and until their successors are elected and qualified, or, if sooner, until the director’s death, resignation or removal. The current size and composition of the Board of Directors has been in place since January 31, 2013, the date on which we completed the acquisition of all of the outstanding capital stock of Row 44, Inc. (“Row 44”) and 86% of the shares of Advanced Inflight Alliance AG (“AIA”), in a transaction that we refer to as the “Business Combination.” This is the first year we will hold an annual meeting of stockholders.

At the Annual Meeting, the stockholders will vote to elect three current Class III directors, Louis Bélanger-Martin, John LaValle and Robert W. Reding. The Class III directors will have a term expiring at the 2017 Annual Meeting of Stockholders. Information concerning each nominee for director is set forth below under “Directors and Executive Officers.”

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The three nominees for director receiving a plurality of the votes cast (from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. Broker non-votes, if applicable, will have no effect on the outcome of this proposal. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by us. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH
OF LOUIS BÉLANGER-MARTIN, JOHN LAVALLE AND ROBERT W. REDING AS
CLASS III MEMBERS OF OUR BOARD OF DIRECTORS.

DIRECTORS AND EXECUTIVE OFFICERS

Directors

CLASS III DIRECTOR NOMINEES
Terms Expiring at the Annual Meeting

Louis Bélanger-Martin, 43

Louis Bélanger-Martin joined our Board of Directors upon the consummation of the Business Combination. Mr. Bélanger-Martin has over 20 years of management, financial and business development experience. He is the former Chief Executive Officer of AIA. He served as AIA’s Chief Executive Officer from August 2011 to October 2013 and as a member of the Management Board of AIA from October 2010 to October 2013. Mr. Bélanger-Martin previously served as Chief Operating Officer of AIA from October 2010 to August 2011. From 1995 to October 2010, Mr. Bélanger-Martin served as Chief Executive Officer of DTI Software (“DTI”), a provider of in-flight entertainment software and services provider, which he co-founded and which was sold to AIA in 2008. Mr. Bélanger-Martin served in various roles at DTI, and currently remains on the board of directors of DTI. In 1998, Mr. Bélanger-Martin co-founded Groupe W Inc., a private equity firm of which he is currently a director. Mr. Bélanger-Martin is also a director of Sonifi Solutions, Inc. (formerly LodgeNet), a privately held interactive content and connectivity solutions provider, and Hybrid Paytech World Inc., a mobile credit, debit and ecouponing company that is publicly listed on The Canadian Securities Exchange. Mr. Bélanger-Martin is a certified public accountant and certified management accountant and Chartered Administrator (Adm.A).

We believe Mr. Bélanger-Martin is qualified to serve on our Board of Directors due to his extensive experience as the Chief Executive Officer of AIA, the co-founder and chief executive officer of DTI and in the in-flight entertainment industry in general.

John LaValle, 57

John LaValle joined our Board of Directors and has been our Chief Executive Officer since the consummation of the Business Combination. Mr. LaValle was promoted to Chief Executive Officer of our wholly-owned subsidiary, Row 44, in January 2012. Prior to that time, he served as Row 44’s Chief Operating Officer and Chief Financial Officer, positions that he held since he joined the Company in June 2007. From 2005 to 2006, Mr. LaValle was Chief Operating Officer and Chief Financial Officer of National Beverage Properties, a beverage distribution finance company. From 2002 to 2005, he was Chief Financial Officer of Telasic Communications, a privately held telecommunications company. From 2001 to 2002, he was Chief Financial Officer of Lightcross, a silicon photonics company that was subsequently merged with Kotuta. From 1998 to 2000, Mr. LaValle was Chief Financial Officer and Executive Vice President Operations of Stamps.com, a NASDAQ traded Internet postage and shipping company. From 1997 to 1998 he was Chief Financial Officer of Comcore Semiconductor, a developer of high-speed communications chips that was sold to National Semiconductor in 1998. He graduated Summa Cum Laude from Boston College and earned an MBA from Harvard Business School.

We believe Mr. LaValle is qualified to serve on our Board of Directors due to his significant experience in the management and operations of Row 44, and his considerable operating and management experience in several technology and middle-market companies.

Robert W. Reding, 64

Robert W. Reding joined our Board of Directors following the consummation of the Business Combination. Mr. Reding has been a consultant in the commercial airline industry since January 2012. From September 2007 until December 2012, Mr. Reding was Executive Vice President-Operations for American Airlines and Executive Vice President of AMR Corporation. Prior to that, Mr. Reding served as Senior Vice President-Technical Operations for American from May 2003 to September 2007. In November 2011, AMR Corporation filed for protection under Chapter 11 of the United States Bankruptcy Code pursuant to a pre-packaged plan of reorganization. Mr. Reding joined AMR Corporation in March 2000 and served as Chief Operations Officer of AMR Eagle through May 2003. Prior to joining AMR Corporation, Mr. Reding served as President and Chief Executive Officer of Reno Air from 1992 to 1998 and President and Chief Executive

Officer of Canadian Regional Airlines from 1998 to March 2000. Mr. Reding is a distinguished graduate of the United States Air Force pilot training program and served as an officer and pilot flight examiner with the United States Air Force from 1972 to 1979. He has an FAA Air Transport Pilot Rating for Douglas DC-9-MD-80 and Boeing 737 series aircraft and has accumulated over 10,000 hours as a commercial pilot. Mr. Reding is an honors graduate from the California State Polytechnic University with a Bachelor of Science degree in Aeronautical Engineering and received his master's degree in Business Administration from Southern Illinois University. He is a member of the President's Council of the California State Polytechnic University and has served as a board member on numerous aviation, civic and charitable organizations.

We believe Mr. Reding is qualified to serve on our Board of Directors due to his more than 20 years of experience in the airline industry.

CLASS I DIRECTORS REMAINING IN OFFICE
Terms Expiring at the 2015 Annual Meeting of Stockholders

Jeffrey E. Epstein, 57

Jeffrey E. Epstein joined our Board of Directors upon the consummation of the Business Combination in January 2013 and is our Lead Director, Chairman of the Audit Committee, and a member of the Nominating Committee. Mr. Epstein is an Operating Partner at Bessemer Venture Partners, a venture capital firm, which he joined in November 2011. He also serves as a Senior Advisor at Oak Hill Capital Partners, a private equity firm, which he joined in August 2011. Mr. Epstein was Executive Vice President and Chief Financial Officer of Oracle Corporation (NYSE: ORCL) from September 2008 to April 2011. Mr. Epstein has served as a director of The Priceline Group (NASDAQ: PCLN) since April 2003, and is a member of the Audit Committee and the Compensation Committee of that company. Since April 2012, Mr. Epstein has served on the Board of Directors and as a member of the Audit Committee and the Nominating and Governance Committee of Shutterstock, Inc. (NYSE: SSTK) Mr. Epstein serves on the Board of Directors of Kaiser Permanente, a leading non-profit U.S. health care provider and health plan.

We believe Mr. Epstein is qualified to serve on our Board of Directors due to his expertise in finance as a former chief financial officer of multiple publicly held companies, including Oracle Corporation, one of the world’s largest enterprise software companies.

Jeffrey A. Leddy, 59

Jeffrey A. Leddy joined our Board of Directors upon the consummation of the Business Combination. Mr. Leddy has been the Chief Executive Officer of Hughes Telematics, Inc. and has served as a member of its board of directors since the merger in March 2009 between Hughes Telematics, Inc., a privately-held company (“Old HTI”) and Polaris Acquisition Corp., with Hughes Telematics, Inc. surviving (“New HTI”). Mr. Leddy served as the Chief Executive Officer of Old HTI from December 2006 to March 2009 and has served as the Chief Executive Officer of New HTI since March 2009. Mr. Leddy also served as a member of Old HTI’s board of directors from March 2006 until March 2009 and has served as a member of New HTI’s board of directors since March 2009. From April 2003 through December 2006, Mr. Leddy served as Chief Executive Officer and President of SkyTerra Communications, Inc. (“SkyTerra”). Prior to serving as Chief Executive Officer and President, Mr. Leddy served as the President and Chief Operating Officer of SkyTerra from October 2002 and its Senior Vice President of Operations from June 2002. From September 1980 to December 2001, Mr. Leddy worked for EMS Technologies serving most recently as Vice President. From 2005 to 2011, Mr. Leddy served on the board of directors of Hughes Communications, Inc. and Hughes Systique Corporation and on the board of managers of Hughes Network Systems, LLC. From 2006 to 2008, Mr. Leddy served on the board of directors of SkyTerra. Mr. Leddy received his bachelor’s degree in Physics from the Georgia Institute of Technology and a master’s degree in Electrical Engineering from Stanford University.

We believe Mr. Leddy is qualified to serve on our Board of Directors due to his extensive experience with satellite communications and telematics businesses and extensive executive experience, including his current position as Chief Executive Officer of New HTI.

CLASS II DIRECTORS REMAINING IN OFFICE
Terms Expiring at the 2016 Annual Meeting of Stockholders

Jeff Sagansky, 62

Jeff Sagansky was our President from our inception until the consummation of the Business Combination and joined our Board of Directors upon the consummation of the Business Combination. Mr. Sagansky has been President of Silver Eagle Acquisition Corp. (NASDAQ: EAGL) since April 11, 2013. Mr. Sagansky has served as Chairman of Hemisphere Media Capital, a private motion picture and television finance company, since 2008. Since January 2013, Mr. Sagansky has been a member of the Board of Directors of Starz (NASDAQ: STRZA, STRZB) and a member of the Audit Committee and Compensation Committee of that company. From February 2009 to April 2011, he served as non-executive Chairman of RHI Entertainment, Inc., which develops, produces and distributes original made-for-television movies and miniseries. From January 2007 through December 2011, he served as Chairman of Elm Tree Partners, a private casino development company and from September 2007 to February 2009, he served as Co-Chairman of Peace Arch Entertainment Group, Inc., or Peace Arch, a Canadian production and sales company. He also served as interim chief executive officer of Peace Arch from November 2007 to July 2008. From December 2002 to August 2003, he was Vice Chairman of Paxson Communications Corporation, a television network and stations group. From 1998 to 2002, Mr. Sagansky served as Chief Executive Officer of Paxson Communications Corporation. Prior to joining Paxson Communications Corporation, Mr. Sagansky was Co-President of Sony Pictures Entertainment, or SPE, a motion picture, television, and home entertainment production and distribution company which is a subsidiary of Sony Corporation of America, or SCA, from 1996 to 1998 where he was responsible for SPE’s strategic planning and worldwide television operations. Prior to his position with SPE, Mr. Sagansky served as executive vice president of SCA, which he joined in 1994. Prior to joining SCA, Mr. Sagansky was President of CBS Entertainment, a television network, from 1990 to 1994. Mr. Sagansky previously served as president of production and then president of TriStar Pictures, a motion picture and television production and distribution company, from 1985 to 1989. He is currently a director of Scripps Networks Interactive, Inc., a publicly traded lifestyle media company, and serves on its Audit Committee and Corporate Governance Committee. Mr. Sagansky earned a Bachelor of Arts degree from Harvard College and a Masters in Business degree from Harvard Business School.

We believe Mr. Sagansky is qualified to serve on our Board of Directors due to his extensive executive leadership experience with the management and operations of companies in the entertainment sector, including public companies in the television industry, as well as his depth of experience in the media and entertainment industries generally.

Edward L. Shapiro, 49

Edward L. Shapiro is our Executive Chairman and joined our Board of Directors upon the consummation of the Business Combination. Mr. Shapiro is a Partner and Vice President at PAR Capital Management, Inc., a Boston-based investment management firm specializing in investments in travel, media and Internet-related companies. Prior to joining PAR Capital in 1997, Mr. Shapiro was a Vice President at Wellington Management Company, LLP and before that an Analyst at Morgan Stanley & Co. Mr. Shapiro also serves as chairman of the supervisory board of AIA, and is Chairman of the Board of Legend 3D, Inc. and Lumexis Corporation, a member of the Wharton Undergraduate Board and on the Trust Board for Children’s Hospital Boston. He previously served on the board of US Airways from 2005 – 2008. Mr. Shapiro earned his BS in economics from the University of Pennsylvania’s Wharton School and an MBA from UCLA’s Anderson School of Management.

We believe Mr. Shapiro is qualified to serve on our Board of Directors due to his experience in corporate governance matters, considerable expertise in finance and financial matters, deep understanding of Row 44 and the airline industry, and his extensive experience in the travel, media and related businesses.

Harry E. Sloan, 64

Harry E. Sloan was our Chairman and Chief Executive Officer from our inception in 2011 until the consummation of the Business Combination and is now a member of our Board of Directors. Mr. Sloan has been Chairman and Chief Executive Officer of Silver Eagle Acquisition Corp. (NASDAQ: EAGL) since

April 11, 2013. From October 2005 to August 2009, Mr. Sloan served as Chairman and Chief Executive Officer of Metro-Goldwyn-Mayer, Inc., or MGM, a motion picture, television, home entertainment, and theatrical production and distribution company, and thereafter continued as non-executive chairman until January 2011. He was appointed by a consortium comprised of private equity investors, Comcast Corporation and Sony Corporation of America one year after they agreed to acquire MGM through a leveraged buyout in September 2004. MGM filed for protection under Chapter 11 of the United States Bankruptcy Code in November 2010 pursuant to a pre-packaged plan of reorganization, which was confirmed by a federal bankruptcy court in December 2010. Mr. Sloan served as an outside consultant to MGM pursuant to a consulting agreement which expired in October 2011. From 1990 to 2001, Mr. Sloan was Chairman and Chief Executive Officer of SBS Broadcasting, S.A., or SBS, a European broadcasting group, operating commercial television, premium pay channels, radio stations and related print businesses in Western and Central and Eastern Europe, which he founded in 1990 and continued as Executive Chairman until 2005. In 1999, SBS became the largest shareholder of Lions Gate Entertainment Corp., or Lions Gate, an independent motion picture and television production company. Mr. Sloan served as chairman of the board of Lions Gate from April 2004 to March 2005. From 1983 to 1989, Mr. Sloan was Co-Chairman of New World Entertainment Ltd., an independent motion picture and television production company. In January 2011, Mr. Sloan joined the board of Promotora de Informaciones, S.A., or PRISA, Spain’s largest media conglomerate which owns El Pais, the leading newspaper in the Spanish-speaking world, as well as pay television, radio and digital properties. He has served on the board of ZeniMax Media Inc., an independent producer of interactive gaming and web content, since 1999. Mr. Sloan was appointed by President Ronald Reagan in 1987 to the President's Advisory Council on Trade and Policy Negotiations (ACTPN). He currently serves on the UCLA Anderson School of Management Board of Visitors and the Executive Board of UCLA Theatre, Film and Television. Mr. Sloan received his Juris Doctor from Loyola Law School in 1976 and his Bachelor of Arts degree from the University of California, Los Angeles in 1971.

We believe Mr. Sloan is qualified to serve on our board of directors due to his extensive background and experience as an executive in the media and entertainment industries and his substantial experience in identifying and acquiring a wide variety of businesses.

Executive Officers

Our current executive officers consist of John LaValle, whose biographical information is set forth above on page 7, and David M. Davis, our Chief Financial Officer, Treasurer and Chief Operating Officer.

David M. Davis, 47

David M. Davis has been our Chief Financial Officer and Treasurer since the consummation of the Business Combination and our Chief Operating Officer since January 16, 2014. Mr. Davis joined the Board of Directors of Row 44 in December 2011. In November 2012, Mr. Davis became the Chief Financial Officer of Row 44. In 2010, Mr. Davis co-founded Bearpath Capital, LLC, a private equity investment and advisory firm. From December 2008 to September 2010, he was a senior managing director at Perseus, LLC, a private equity investment firm. From February 2009 to March 2010, Mr. Davis also served as Chairman of the Board and Chief Executive Officer of Workflow Management, Inc., one of country’s largest printing and promotional products companies. From July 2010 to December 2011, he served as Chief Executive Officer and a member of the Board of Established Brands, a footwear and apparel company. From August 2005 to December 2008, and previously from 1994 to 1999, Mr. Davis spent a total of nearly nine years at Northwest Airlines, eventually being appointed Executive Vice President and Chief Financial Officer. After playing a leading role in Northwest’s successful merger with Delta Air Lines in 2008, Mr. Davis left the merged company. From 2002 to 2004, Mr. Davis served as a senior financial executive, including CFO, of US Airways. Earlier in his career, Mr. Davis worked for Rosemount Aerospace (later acquired by BF Goodrich), a manufacturer of instrumentation for aircraft and spacecraft, as a marketing engineer, and for Rockwell International as a flight-planning engineer. Mr. Davis was a member of the board of directors of Lumexis Corporation, a leading provider of in-flight entertainment systems to airlines. Previously, Mr. Davis served on the board of ARINC, Inc. a provider of communications services to the aerospace industry, and MCH Holdings, a regional airline holding company. Mr. Davis holds a Bachelor of Aerospace Engineering and Mechanics and a Master of Business Administration, both from the University of Minnesota.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Independence

Pursuant to NASDAQ listing standards, a majority of the members of our Board of Directors must qualify as “independent,” as affirmatively determined by our Board of directors. Consistent with this requirement, based on the review and recommendation of the Nominating Committee, our Board of Directors reviewed all relevant identified transactions or relationships between each of our directors, or any of his family members, and us, our senior management and our independent registered public accounting firm, and has affirmatively determined that each of Messrs. Sloan, Sagansky, Leddy, Reding and Epstein meets the standards of independence under the applicable NASDAQ listing standards. In making this determination, our Board of Directors found that each of these directors is free of any relationship that would impair his individual exercise of independent judgment with regard to us. Our Board of Directors has also determined that each member of its Audit Committee, Compensation Committee and Nominating Committee is independent under Nasdaq Rule 5605(a)(2).

Board Leadership Structure

Our Board of Directors has an Executive Chairman, Mr. Shapiro, who has authority, among other things, to call and preside over Board meetings, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Executive Chairman has substantial ability to shape the work of the Board. Mr. Shapiro, however, is not deemed an independent director. In light of this, in March 2014, our Board of Directors created the position of Lead Director and elected Jeffrey E. Epstein as our initial Lead Director. Our Lead Director is an independent director who has authority to, among other things: call meetings of the independent directors; preside at Board meetings at which the Executive Chairman is absent or may not preside due to conflicts, including executive sessions of the independent directors; coordinate all activities of the other independent directors; serve as principal liaison between the Executive Chairman and the independent directors; interview, along with the chair of the Board’s Nominating Committee, all candidates for election to the Board, and make recommendations to the Board’s Nominating Committee with respect to such candidates; and be available, when appropriate, for consultation and direct communication with the Company’s stockholders.

We believe that separation of the positions of Executive Chairman and Chief Executive Officer plus the addition of a Lead Director reinforces the independence of the Board in its oversight of our business and affairs, is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of us and our stockholders.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, while our Board is responsible for monitoring and assessing strategic risk exposure, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee also monitors compliance with legal and regulatory requirements. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board. The Executive Chairman has the responsibility of coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.

Meetings of the Board of Directors

The Board of Directors met eight times during 2013. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he served that were held during the year.

Information Regarding Committees of the Board of Directors

Our Board has committees that include an Audit Committee, a Compensation Committee and a Nominating Committee. Prior to the Business Combination, our Board had an Audit Committee and a Nominating Committee. The following tables provide membership and meeting information for 2013 for each of these Board committees before and after the Business Combination:

Pre-Business Combination

Name	Audit	Nominating
Harry E. Sloan
Dennis A. Miller	X*	X
James M. McNamara	X	X*
Cole A. Sirucek	X
Total meetings in 2013	0	0

*	Committee Chairman

Post-Business Combination

Name	Audit	Compensation	Nominating
John LaValle
Edward L. Shapiro
Louis Bélanger-Martin
Harry E. Sloan		X*	X
Jeff Sagansky	X	X	X*
Jeffrey A. Leddy	X	X
Jeffrey E. Epstein	X*		X
Robert W. Reding		X
Total meetings in 2013	12	7	0

*	Committee Chairman

Below is a description of each committee of our Board of Directors.

Audit Committee

Each member of the Audit Committee is financially literate and our Board of Directors has determined that Jeffrey E. Epstein qualifies as an “audit committee financial expert” as defined in applicable SEC rules because he meets the requirement for past employment experience in finance or accounting, requisite professional certification in accounting or comparable experience. The responsibilities of our Audit Committee include:

•	reviewing the Company’s annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm;
•	appointing the registered public accounting firm, determining the compensation of the registered public accounting firm and pre-approving the engagement of the registered public accounting firm for audit and non-audit services to be performed by the registered public accounting firm and the related fees for such services;
•	overseeing the registered public accounting firm, including reviewing independence and quality control procedures and experience and qualifications of audit personnel that are providing us audit services;

•	meeting with the registered public accounting firm to discuss planning and staffing of the audit;
•	reviewing with the registered public accounting firm and management the adequacy of the Company’s internal control over financial reporting, and any significant findings and recommendations with respect to such controls;
•	establishing procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and, if applicable, the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters;
•	meeting periodically with management to review and assess the Company’s major financial risk exposures and the manner in which such risks are being monitored and controlled;
•	meeting periodically (not less than annually) in separate executive session with each of the Chief Financial Officer and the registered public accounting firm; and
•	reviewing and approving all related party transactions.

Compensation Committee

Our Compensation Committee was formed upon the consummation of the Business Combination. The Compensation Committee is responsible for overseeing matters relating to compensation of our Chief Executive Officer and other executive officers and employees, including the administration of incentive-based and equity-based compensation plans. The functions of our Compensation Committee include:

•	determining and reviewing, on an annual basis, our compensation philosophy and policies;
•	determining the compensation of our Chief Executive Officer (the Chief Executive Officer may not be present);
•	determining the compensation of our other executive officers. The Committee may invite the Chief Executive Officer to be present during the Committee’s voting or deliberations;
•	delegating (to the extent permitted under the Compensation Committee’s charter) to our management determination of the compensation of our other employees;
•	determining, or recommending to the Board for determination, the compensation of members of the Board and other committees thereof;
•	reviewing and discussing the “Compensation Discussion and Analysis” disclosure with management, recommending to the Board its inclusion in our annual proxy statement and preparing a report for inclusion in such proxy statement that certifies that the Committee has discharged this duty;
•	administering the severance, incentive-based and equity-based plans established or maintained by us from time-to-time;
•	reviewing our compensation practices and the relationship among risk, risk management and compensation in light of our objectives, including its safety and soundness and the avoidance of practices that would encourage excessive risk; and
•	to the extent it deems necessary or appropriate and in its sole discretion, engaging and terminating compensation consultants, independent legal counsel, or other advisors.

The charter of our Compensation Committee provides that in the event our Compensation Committee has directors who are not “outside directors” as such term is defined under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) or any successor provision, or “non-employee directors” as such term is defined under Rule 16b-3 (“Rule 16b-3”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any successor provision, then the members of the committee who are outside directors under Section 162(m) of the Code and non-employees directors under Rule 16b-3 shall constitute a subcommittee with authority to act on behalf of the Compensation Committee with respect to matters falling within the ambit of Section 162(m) of the Code and/or Rule 16b-3.

The specific decisions of our Compensation Committee with respect to executive compensation for the year ended December 31, 2013 are described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

During 2013, none of the members of our Compensation Committee was a current or former employee of our Company, except for Mr. Sloan, who was our Chairman and Chief Executive Officer prior to the Business Combination and Mr. Sagansky, who was our President prior to the Business Combination. None of the members of our Compensation Committee had a direct or indirect material interest in any related-party transaction involving our Company.

No interlocking relationships exist between our Board of Directors or our Compensation Committee and the Board of Directors or the Compensation Committee of any other entity. None of our executive officers serves, or in the past year has served, as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or our Compensation Committee.

Nominating Committee

The Nominating Committee is responsible for overseeing the selection of persons to be nominated to serve on our Board of Directors. The functions of our Nominating Committee include:

•	recommending qualified candidates for election to our Board of Directors;
•	evaluating and reviewing the performance of existing directors; and
•	developing and recommending to our Board of Directors nominating guidelines and principles applicable to us.

Director Nominations

The Board of Directors has delegated to the Nominating Committee the responsibility of identifying, screening and recommending candidates to the Board. Potential candidates are interviewed by the Executive Chairman and Chief Executive Officer and the Chair of the Nominating Committee prior to their nomination, and may be interviewed by other directors and members of senior management. The Nominating Committee then meets to consider and approve the final candidates, and either makes its recommendation to the Board to fill a vacancy, add an additional member, or recommends a slate of candidates to the Board for nomination for election to the Board. The selection process for candidates is intended to be flexible, and the Nominating Committee, in the exercise of its discretion, may deviate from the selection process when particular circumstances warrant a different approach.

The Nominating Committee will consider candidates proposed by stockholders to be director nominees. Stockholders wishing to recommend a director candidate for consideration by the Nominating Committee should provide the name of any recommended candidate for director, together with a brief biographical sketch, a document indicating the candidate’s willingness to serve, if elected, and evidence of the nominating stockholder’s ownership of Company stock to the attention of the Secretary of the Company at 4553 Glencoe Avenue, Los Angeles, California 90292. Stockholders wishing to directly nominate a director should follow the Company’s nominating process set forth above under the caption “Stockholder Proposals for the 2015 Annual Meeting of Stockholders” and more fully described in the Company’s amended and restated by-laws. The Nominating Committee’s policy is to evaluate director nominees proposed by stockholders in the same manner that all other director nominees are evaluated. The general criteria our Nominating Committee consider important in evaluating director candidates are: (i) senior-level management and decision-making experience; (ii) a reputation for integrity and abiding by exemplary standards of business and professional conduct; (iii) ability to devote time and attention necessary to fulfill the duties and responsibilities of a director; (iv) a record of accomplishment in their respective fields, with leadership experience in a corporation or other complex organization, including government, educational and military institutions; (v) independence and the ability to represent all Global Eagle stockholders; (vi) legal and NASDAQ listing requirements; (vii) sound business judgment; (viii) candor; (ix) judgment, skills, geography and other measures to ensure that the Board as a whole reflects a range of viewpoints, backgrounds, skills, experience and expertise; and (x) the needs of the Board of Directors. Although the Nominating Committee does not have a formal policy regarding diversity in making its recommendations, in addition to the foregoing criteria, the Nominating Committee seeks to have a Board of Directors that reflects diversity in background, education, business experience, gender, race, ethnicity, culture, skills, business relationships and associations and other factors that will contribute to the Board of Directors’ governance of the Company, and reviews its effectiveness in achieving such diversity when assessing the composition of the Board of Directors.

The Company may, in the future, pay a third-party a fee to assist it in the process of identifying and/or evaluating director candidates.

Stockholder Communications with the Board of Directors

Our Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board or an individual director may send a written communication to the Board or such director addressed to our Secretary at 4553 Glencoe Avenue, Los Angeles, California 90292. Each communication must set forth:

•	the name and address of the stockholder on whose behalf the communication is sent; and
•	the number of our shares that are owned beneficially by such stockholder as of the date of the communication.

Each communication will be reviewed by our Secretary to determine whether it is appropriate for presentation to the Board or such director. Examples of inappropriate communications include advertisements, solicitations or hostile communications. Communications determined by our Secretary to be appropriate for presentation to the Board or such director will be submitted to the Board or such director on a periodic basis.

Code of Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at www.globaleagleent.com. Any amendments to the code, or any waivers of its requirements, will be disclosed on our website or in a Current Report on Form 8-K filed with the SEC.

Director Compensation

Following the Business Combination, the Company adopted a compensation program for non-employee directors. The non-employee director compensation program is intended to fairly compensate each of our non-employee directors with cash and equity compensation for the time and effort necessary to serve as a member of our Board.

Cash compensation.  Our non-employee directors are entitled to receive annual cash compensation in the amount of $75,000 for their services on the Board. Mr. Epstein is entitled to receive an additional $25,000 per year for his service as Chairman of the Audit Committee and an additional $25,000 per year for his service as Lead Director.

Equity compensation.  In connection with the completion of the Business Combination, the Board granted to each non-employee director stock options to purchase 25,000 shares of common stock of the Company. The options vest ratably on a monthly basis over a period of two years with respect to their underlying shares and have an exercise price of $10.00 per share. Stock options granted to our directors will automatically accelerate and vest in full if a non-employee director ceases to be a director due to his death or disability or if a non-employee director stands for reelection but is not re-elected to the Board.

The table below provides summary information concerning compensation paid or accrued by us during 2013 to or on behalf of our non-employee directors for services rendered during 2013. Messrs. Miller, McNamara and Sirucek ceased to be members of the Board upon the completion of the Business Combination.

Name	Fees Earned or Paid in Cash ($)	Stock Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Louis Bélanger-Martin(2)	—	$75,027	$3,694,088	(3)	$3,769,115
Robert W. Reding(4)	$75,000	$70,477	—		$145,477
Jeffrey A. Leddy(4)	$75,000	$70,477	—		$145,477
Jeffrey E. Epstein(4)	$100,000	$70,477	—		$170,477
Harry E. Sloan(4)	$75,000	$70,477	—		$145,477
Jeff Sagansky(4)	$75,000	$70,477	—		$145,477
Edward L. Shapiro(4)	$75,000	$70,477	—		$145,477
Dennis A. Miller	—	—	—		—
James M. McNamara	—	—	—		—
Cole A. Sirucek	—	—	—		—

(1)	Amounts reflect the grant date fair value of stock options granted in 2013, computed in accordance with ASC Topic 718, rather than amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all stock options made to directors in Note 12 to the Company’s audited consolidated financial statements filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 25, 2014, as amended by our Annual Report on Form 10-K/A (Amendment No. 1), filed with the SEC on March 26, 2014 (as amended, the “2013 Form 10-K”).
(2)	As of December 31, 2013, such director held 21,875 unvested stock options.
(3)	On October 2, 2013, Mr. Bélanger-Martin, the former CEO of AIA, who is also a current Board member, entered into a consulting agreement and mutual general release, which was subsequently amended on October 14, 2013 and December 28, 2013 (as amended, the “Consulting Agreement”). Pursuant to the Consulting Agreement, we paid Mr. Bélanger-Martin $2.0 million in cash and 103,977 fully vested shares of the Company’s common stock under the Company’s 2013 Equity Incentive Plan. In addition, the Company paid Mr. Bélanger-Martin $166,667 for consulting services for the period September 1, 2013 through December 31, 2013, as he transitioned from his previous role as CEO of AIA.
(4)	As of December 31, 2013, such director held 14,583 unvested stock options.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Background

This section discusses the principles underlying the material components of the compensation paid to our executive officers who are named in the “Summary Compensation Table for 2013” below and the factors relevant to an analysis of those components. Prior to the completion of the Business Combination on January 31, 2013, we did not pay compensation to our executive officers, other than the payment of certain amounts as described below in “— Payments Prior to the Business Combination.” Accordingly, this discussion and analysis relates to the compensation of the individuals who became our executive officers upon the completion of the Business Combination. We do not yet have a formal or informal executive compensation program. As such, this section also discusses the material features of the executive compensation program we expect to establish.

For 2013, our “named executive officers” included the following individuals:

Name	Title
John LaValle	Chief Executive Officer and Director
David M. Davis	Chief Financial Officer, Treasurer and Chief Operating Officer
Harry E. Sloan	Former Chairman and Chief Executive Officer
James A. Graf	Former Chief Financial Officer

Messrs. LaValle and Davis became executive officers of the Company upon the completion of the Business Combination on January 31, 2013. Prior to that, Messrs. LaValle and Davis served as Chief Executive Officer and Chief Financial Officer, respectively, of Row 44, which became our wholly-owned subsidiary upon completion of the Business Combination. As such, Messrs. LaValle and Davis’ compensation prior to January 31, 2013 was paid by Row 44.

Messrs. Sloan and Graf served as our Chairman and Chief Executive Officer and Chief Financial Officer, respectively, from our inception in February 2011 until the closing of the Business Combination, after which they ceased to be executive officers of the Company. Upon the closing of the Business Combination, Mr. Sloan was elected as a director of the Company and Mr. Graf was retained as a special advisor to the Company.

Immediately following the Business Combination, our Board of Directors established our Compensation Committee consisting of Messrs. Sloan, Sagansky, Leddy and Reding. For more information on our Compensation Committee, see “Board of Directors and Corporate Governance — Compensation Committee.”

Compensation Program

Our Compensation Committee has not yet established a formal or informal executive compensation program. The compensation packages of Messrs. LaValle and Davis are set forth in executive employment agreements we entered into with them, the terms of which were the result of negotiations between members of our Board and these executives in connection with the completion of the Business Combination. We expect that our Compensation Committee will establish a comprehensive executive compensation program in 2014, which will be based on achieving the following primary objectives:

•	to provide a competitive compensation package to attract and retain talented individuals to manage and operate all aspects of our business;
•	to reward the achievement of corporate and individual objectives that promote the growth and profitability of our business; and
•	to align the interests of our executive officers with those of our stockholders by providing long-term equity-based compensation.

We believe Messrs. LaValle and Davis’ compensation packages are consistent with these objectives, in that their compensation consists of a mix of base salary, cash incentive bonuses, equity-based incentives and standard employee benefits. We do not have formal or informal policies or guidelines for allocating compensation between long-term and currently paid-out compensation, between cash and non-cash compensation, or among different forms of cash compensation and non-cash compensation, such as time-based or performance-based compensation. We expect that our Compensation Committee will adopt these policies in connection with its establishment of our executive compensation program in 2014.

The following table sets forth the key elements of Messrs. LaValle and Davis’ compensation, along with the primary objective associated with each element of compensation. We expect that these elements and objectives will be reflected in our executive compensation program developed by our Compensation Committee, as discussed in greater detail below.

Compensation Element	Primary Objective
Base salary	To compensate ongoing performance of job responsibilities and provide a fixed and knowable minimum income level as a necessary tool in attracting and retaining executives.
Annual performance-based cash compensation	To incentivize the attainment of short-term corporate objectives and individual contributions to the achievement of those objectives.
Long-term equity incentive compensation	To emphasize long-term performance objectives, align the interests of our named executive officers with stockholder interests, encourage the maximization of stockholder value and retain key executives.
Severance and change in control benefits	To encourage the continued attention and dedication of our named executive officers and provide reasonable individual security to enable our named executive officers to focus on our best interests, particularly when considering strategic alternatives that may adversely impact our named executive officers.
Retirement savings (401(k)) plan	To provide retirement savings in a tax-efficient manner.
Health and welfare benefits	To provide standard protections from health, dental, vision, death and disability risks as part of a market-competitive compensation package.

Our compensation decisions for the named executive officers in 2013, including with respect to establishing the key elements of their compensation noted above, were made by our Board in connection with negotiating the executive employment agreements of Messrs. LaValle and Davis. These decisions are discussed in more detail below.

In 2014, in order to serve the foregoing objectives, we expect that our compensation program will be designed to be flexible rather than purely formulaic. We expect that our Compensation Committee will generally determine the overall compensation of our named executive officers and the allocation among the elements described above, in consultation with our Chief Executive Officer and/or our Chief Financial Officer. Our Compensation Committee may also engage a compensation consultant to assist it in establishing our program. In 2013, neither the Company nor the Compensation Committee retained a compensation consultant.

The following is a discussion of the philosophy and objectives that we expect our Compensation Committee to adopt in establishing our executive compensation program.

Executive Compensation Philosophy and Objectives

We operate in the highly competitive industry of providing content and connectivity to the worldwide airline industry, which is characterized by frequent technological advances, rapidly changing market requirements, and the regular emergence of new market entrants. To succeed in this environment, we must continuously develop and refine new and existing products and services, devise new business models, and demonstrate an ability to quickly identify and capitalize on new business opportunities. To achieve these objectives, we need a highly talented and seasoned team of technical, sales, marketing, operations, financial and other business professionals.

We recognize that our ability to attract and retain these professionals, as well as to grow our organization, largely depends on how we compensate and reward our employees. We strive to create an environment that is responsive to the needs of our employees, is open towards employee communication and continual performance feedback, encourages teamwork and rewards commitment and performance. We expect that the principles and objectives of our compensation and benefits programs for our executive officers, including our named executive officers, will be to:

•	attract, engage and retain the best executives to work for us, with the necessary experience and managerial talent to enable us to be an employer of choice in the highly competitive and dynamic industries in which we operate;
•	align compensation with our corporate strategies, business and financial objectives and the long-term interests of our stockholders;
•	motivate and reward executives whose knowledge, skills and performance ensure our continued success; and
•	ensure that our total compensation is fair, reasonable and competitive.

We compete with many other companies in seeking to attract and retain experienced and skilled executives. To meet this challenge, we expect to adopt a compensation philosophy of offering our executive officers competitive compensation and benefits packages that are focused on long-term value creation and which reward our executive officers for achieving our financial and strategic objectives.

Roles of Our Board of Directors, Compensation Committee and Chief Executive Officer in Compensation Decisions

The initial compensation arrangements for Messrs. LaValle and Davis were determined in arm's-length negotiations with each individual executive. Going forward, we expect that our Chief Executive Officer and Chief Operating Officer will be responsible for negotiating the compensation packages for our named executive officers (other than with respect to their own) with the oversight and final approval of our Compensation Committee. We expect that the compensation arrangements will take into account a variety of factors, including, but not limited to:

•	our financial condition and available resources;
•	our need to fill a particular position;
•	an evaluation of the competitive market based on the collective experience of the members of the Compensation Committee with other similar companies;
•	the individual's experience and expertise; and
•	the compensation levels of our other executive officers, each as of the time of the applicable compensation decision. Generally, the focus of these arrangements will be to recruit skilled individuals to help us meet our product development and growth objectives, while continuing to achieve our financial growth goals, as well as to maintain the level of talent and experience needed to further the growth of the Company.

Elements of Executive Compensation

We expect that the elements of our executive compensation program will include cash compensation in the form of base salaries, annual performance-based bonus targets that we believe will appropriately reward our named executive officers for their individual contributions to our business, severance and change in control benefits, and retirement savings and health and welfare benefits.

We believe that equity awards are and will be a key component of executive compensation. Following the Business Combination on January 31, 2013, we emphasized the use of equity to preserve capital and to incentivize our named executive officers to focus on the growth of our overall enterprise value and, correspondingly, the creation of value for our stockholders. Through this practice, we aim to tie a greater percentage of each named executive officer's total compensation to stockholder returns and keep cash compensation at comparatively modest levels, while providing the opportunity for our named executive officers to be well-rewarded through equity if we perform well over time.

We expect to use stock options as a significant component of compensation because we believe that these awards tie an individual's compensation to the creation of stockholder value over time. While we offer relatively competitive base salaries, we believe, based on the collective experience of the members of our Compensation Committee, stock-based compensation is a more significant motivator in attracting skilled officers and employees for media-related and other technology companies.

While we have identified particular compensation objectives that each element of executive compensation serves, as noted above, we expect that our compensation program will be flexible and will serve all of the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we expect that, as a part of our overall executive compensation policy, each individual element, to a greater or lesser extent, will serve each of our compensation objectives.

The following describes the primary components of the compensation packages for each of Messrs. LaValle and Davis, the rationale for that component, and how the compensation amounts were determined. The compensation arrangements of Messrs. LaValle and Davis in 2013 were the result of negotiations between these executives and members of our Board and management prior to the completion of the Business Combination. As such, these arrangements were established prior to the formation of our Compensation Committee. Our Compensation Committee, however, ratified the grant of stock options made to Messrs LaValle and Davis described below.

Base Salary

Base salaries for our named executive officers are generally based on the scope of their responsibilities, historical performance and individual experience. We also aim to set base salaries at levels generally comparable with those of executives in similar positions and with similar responsibilities at comparable companies as necessary to attract, retain and motivate executives. Base salaries are reviewed at least annually, and may be further adjusted from time to time by the Compensation Committee.

The executive employment agreements for Messrs. LaValle and Davis became effective on January 31, 2013, and provide for initial base salaries of $450,000 and $425,000, respectively. The salary levels were determined after members of our Board reviewed compensation packages of executives at similar companies, and were designed by our Board in order to retain and incentivize superior quality management. For the period January 1, 2013 to January 31, 2013, Messrs. LaValle and Davis received a pro-rated base salary of $300,000 and $425,000, respectively, from Row 44.

Annual Cash Incentive Compensation

Our named executive officers were eligible to receive annual cash bonuses for 2013 under their executive employment agreements. Although our named executive officers have target annual incentive award opportunities specified in their executive employment agreements, the determination of whether and how much of an award is paid is made at the discretion of the Compensation Committee, based in part on our performance against our annual operating plan. The following table provides the target annual cash bonus opportunities for 2013 for Messrs. LaValle and Davis (each of which was subject to increase at the discretion of the Board up to a maximum of 100% of the executive’s base salary) and the actual bonus award earned in 2013 by each of them.

Name	2013 Target Bonus (% of Base Salary)	Acutal 2013 Bonus (% of Base Salary)
John LaValle	$225,000	—
	(50%)	(0)%
David M. Davis	$212,500	—
	(50%)	(0)%

2014 Annual Cash Incentive Plan

In March 2014, the Compensation Committee approved an annual cash incentive plan, pursuant to which certain employees, including the named executive officers, will be eligible to participate in an annual award pool. For 2014, the pool will initially be funded at a range of $1.0 million to a 100% target level of $7.2 million based upon the Company’s achievement of certain financial goals related to Adjusted EBITDA for the year ending December 31, 2014. The target level of funding was determined by the Compensation Committee based on the sum of the target bonus amounts that are included in the employment agreements or offer letters that the Company has with the employees who are eligible to participate in the plan, including the named executive officers. The Compensation Committee will have the discretion to increase the funding for the award pool up to a maximum of 137% of the target level, or $9.84 million, should the Company’s Adjusted EBITDA targets be exceeded. The Compensation Committee also will have the discretion to adjust or make additional cash incentive awards under the plan after taking into consideration the achievement of the Company's financial goals and other factors that the committee deems appropriate, including, but not limited to, the named executive officer’s contributions to the Company's performance during 2014, and the named executive officer’s annual performance review conducted by the Chief Executive Officer or Chief Financial Officer, which will assess, among other things, the named executive officer’s initiative, teamwork and management and communications skills. With respect to the Chief Executive Officer and Chief Financial Officer, the Compensation Committee will have the discretion to adjust the cash incentive awards, if any, to be paid to these named executive officers based on the committee’s annual assessment of these executives, which will be conducted without the input of the executive that is the subject of such assessment.

Long-term Equity-Based Incentive Compensation

We utilize stock options and other stock-based awards to reward long-term performance. We believe that providing a meaningful portion of an executive’s total compensation package in the form of equity awards helps to align the incentives of the named executive officers with the interests of our stockholders. We do not have a formal or informal policy regarding allocation of equity-based incentives between time-based and performance-based incentives. During 2013, the equity-based incentive compensation granted to our named executive officers consisted solely of sign-on grants of stock options related to their hiring in connection with the completion of the Business Combination. Pursuant to their respective executive employment agreements, on January 31, 2013, we granted Mr. LaValle 750,000 stock options and Mr. Davis 675,000 stock options, each with an exercise price of $10.00 per share. The Board determined, in connection with the negotiation of these executive employment agreements, that the exercise price for these stock options would be equal to the opening price per share of our common stock on the closing date of the Business Combination, but not less than $10.00. The number of stock options was determined after members of our Board reviewed compensation packages of executives at similar companies, and was designed by our Board in order to attract and incentivize superior quality management.

On January 16, 2014, we granted Mr. Davis 25,000 stock options with an exercise price of $16.70 per share (the closing price of our common stock on the grant date) in connection with his promotion to Chief Operating Officer in January 2014, in order to compensate and incentivize Mr. Davis for the additional responsibility he assumed as Chief Operating Officer. All stock options granted to Messrs. LaValle and Davis have four year terms, vest with respect to 25% of their underlying shares on the first anniversary of the date of grant and thereafter ratably on a monthly basis over the following three years until fully vested. We do not have any stock ownership guidelines or requirements for our executive officers or directors.

Retirement Savings and Other Benefits

We maintain a 401(k) retirement savings plan for our employees, including the named executive officers, who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may elect to contribute pre-tax amounts, up to a statutorily prescribed limit, to the 401(k) plan. For 2013, the prescribed annual limit was $17,500. Under the 401(k) Plan, the Company may, but is not obligated to, match a portion of the employee contributions up to a defined maximum. The Company did not make any matching contributions for 2013. We believe that providing a vehicle for tax-preferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies. These benefits are provided to our named executive officers on the same general terms as they are provided to all of our full-time U.S. employees.

Additional benefits received by our employees, including the named executive officers, consist of medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage. These benefits are provided to our named executive officers on the same general terms as they are provided to all of our full-time U.S. employees. During 2013, the Company paid between $3,870 to $4,600 per participating named executive officer in premiums.

We design our employee benefits programs to be affordable and competitive in relation to comparably sized companies, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices in the competitive market. Beginning in 2014, to adjust for the rising costs of medical and dental insurance, we began charging our employees, including our named executive officers, a portion of their respective monthly medical premiums.

Severance Benefits

Under the terms of their respective executive employment agreements, Messrs. LaValle and Davis are entitled to certain severance benefits, including benefits payable upon termination without cause or termination for good reason. These provisions are discussed more fully in the section below under “Executive Compensation — Potential Payments upon Termination or Change in Control.”

Perquisites

Our executive officers generally do not receive any supplemental retirement benefits or perquisites, except for limited perquisites provided on a case-by-case basis. In considering potential perquisites, the Compensation Committee compares the cost to the value of providing these benefits. Under his executive employment agreement, as amended on January 16, 2014, Mr. Davis is entitled to reimbursement for all reasonable commuting and temporary residence/hotel costs until he establishes a permanent residence in the metropolitan area in which the Company is headquartered, provided such relocation occurs prior to August 1, 2015, and up to $25,000 of reimbursement for relocation expenses. In addition, for 2013, to the extent that any amounts reimbursed by the Company to Mr. Davis for travel expenses are determined to be taxable to Mr. Davis, the Company agreed to pay up to an aggregate of $40,000 to Mr. Davis as may be necessary to make Mr. Davis whole for any taxes owed or payable by Mr. Davis on amounts paid to him for such travel expense reimbursement.

Deductibility of Executive Compensation; Code Section 162(m)

Section 162(m) of the Code limits the amount that a public company may deduct from federal income taxes for remuneration paid to the chief executive officer and the three other most highly paid executive officers, other than the chief financial officer, up to $1.0 million per executive per year, unless certain requirements are met. While our Compensation Committee is mindful of the benefit to us of the full deductibility of compensation, our Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. We intend to continue to compensate our executive officers in a manner consistent with the best interests of the Company and our stockholders.

Payments Prior to the Business Combination

Commencing on May 13, 2011 through the consummation of the Business Combination on January 31, 2013, we were obligated to pay Roscomare Ltd., an entity controlled by Mr. Sloan, a total of $10,000 per month for office space and administrative services, including secretarial support. This arrangement was agreed to by Mr. Sloan for our benefit and was not intended to provide Mr. Sloan compensation in lieu of a salary. We believe that such fees were at least as favorable as we could have obtained from an unaffiliated third party for such services. For the aggregate amount paid to Roscomare Ltd. under this arrangement, please see the Summary Compensation Table for 2013 below.

Commencing on May 13, 2011 to January 31, 2013, we paid a consulting fee of $15,000 per month to Mr. Graf for services he provided to the Company prior to the Business Combination. Additionally, subsequent to the Business Combination, we paid Mr. Graf an aggregate of $184,615 as fees for consulting services Mr. Graf provided to us. For the aggregate amount paid to Mr. Graf under these arrangements, please see the Summary Compensation Table for 2013 below.

Accounting Considerations

The accounting impact of our executive compensation program is one of many factors that the Compensation Committee considers in making decisions with respect to compensation.

Summary Compensation Table for 2013

The following table shows the total compensation earned by or paid to our named executive officers in 2013, 2012 and 2011. For Messrs. LaValle and Davis, all compensation paid to them prior to February 1, 2013 was paid by Row 44.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Option Awards ($)(1)		All Other Compensation ($)		Total ($)
John LaValle(2) Chief Executive Officer	2013	437,505		—	2,943,219		4,600	(4)	3,385,324
	2012	277,757		—	354,100		4,600	(4)	636,457
	2011	250,000		—			4,600	(4)	254,600
David M. Davis(3) Chief Financial Officer, Treasurer and Chief Operating Officer	2013	425,000		—	2,648,897		97,921	(4)(5)	3,171,818
	2012	43,591		150,000	32,000		—		225,591

Harry E. Sloan Former Chairman and Chief Executive Officer	2013			—	70,477	(6)	75,000	(6)	75,000
	2012			—	—		120,000	(7)	120,000
	2011			—	—		65,000	(7)	65,000
James A. Graf Former Chief Financial Officer	2013	184,615	(8)	—	—		22,415	(4)	207,030
	2012			—	—		180,000	(9)	180,000
	2011			—	—		97,500	(9)	97,500

(1)	Amounts set forth in this column represent the grant date fair value of stock-based awards granted during the year computed in accordance with ASC 718. The aggregate grant date fair value of the stock option awards reflected in these columns was determined using the valuation methodology and assumptions set forth in Note 12 “Stock Options, Common Stock and Warrants” of the Notes to Consolidated Financial Statements included in the 2013 Form 10-K.
(2)	Includes $25,000 paid by Row 44 for the period January 1, 2013-January 31, 2013 and $412,505 paid by the Company for the period February 1, 2013-December 31, 2013. Excluded from the table is any income derived from the acceleration and exchange of certain Row 44 stock options into the Company’s stock associated with the Business Combination on January 31, 2013.
(3)	Includes $35,418 paid by Row 44 for the period January 1, 2013-January 31, 2013 and $389,588 paid by the Company for the period February 1, 2013-December 31, 2013. Included in 2012 is a one-time signing bonus of $150,000 paid by Row 44 to Mr. Davis in November 2012. Excluded from the table is any income derived from the acceleration and exchange of certain Row 44 stock options into the Company’s stock associated with the Business Combination on January 31, 2013.
(4)	Includes the cost of a long-term care plan paid for by the Company.
(5)	Includes $3,870 cost of long-term care plan paid for by Row 44 and approximately $94,051 of income from reimbursements for certain commuting and temporary residence/hotel costs incurred by Mr. Davis in 2013, of which $26,000 represented a gross-up to cover Mr. Davis’ income taxes from such reimbursements in 2013.
(6)	Includes $75,000 paid to Mr. Sloan for his services as a member of our Board and $70,477 which represents the grant date fair value of stock options granted to Mr. Sloan in connection with his election to the Board of Directors upon the closing of the Business Combination.

(7)	Mr. Sloan served as our Chief Executive Officer and Chairman of the Board until the consummation of the Business Combination on January 31, 2013 and currently serves as a director. Commencing on May 13, 2011 through the consummation of the Business Combination, we were obligated to pay Roscomare Ltd., an entity controlled by Mr. Sloan, a total of $10,000 per month for office space and administrative services, including secretarial support. This arrangement was agreed to by Mr. Sloan for our benefit and was not intended to provide Mr. Sloan compensation in lieu of a salary. We believe that such fees were at least as favorable as we could have obtained from an unaffiliated third party for such services. These payments were not regarded as compensation.
(8)	Mr. Graf served as our Chief Financial Officer until the consummation of the Business Combination on January 31, 2013 and served as our special advisor from February 1, 2013 to October 31, 2013. The amounts paid to Mr. Graf in 2013 were fees paid to Mr. Graf as for services provided to the Company. $30,000 of the salary earned by Mr. Graf in 2013 was paid during 2014.
(9)	The amounts paid to Mr. Graf in 2011 and 2012 were for consulting services he provided to the Company prior to the Business Combination, and, as such, were not regarded as compensation.

Grants of Plan-Based Awards for 2013

The following table sets forth information relating to grants of plan-based awards to the named executive officers in 2013.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(1)
John LaValle	1/31/2013	750,000	(2)	10.00	2,943,219
David M. Davis	1/31/2013	675,000	(3)	10.00	2,648,897
Harry E. Sloan	2/19/13	25,000	(4)	10.00	70,477

(1)	Amounts reflect the grant date fair value of stock options granted in 2013, computed in accordance with ASC Topic 718, rather than amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of the stock options in Note 12 to the Company’s audited consolidated financial statements filed with the 2013 Form 10-K.
(2)	Options vested with respect to 25% (187,500) of their underlying shares on January 31, 2014. Beginning January 31, 2014, the options vest with respect to the remaining 75% (562,500) of their underlying shares ratably on a monthly basis (15,625 shares per month) over the following three years until fully vested.
(3)	Options vested with respect to 25% (168,750) of their underlying shares on January 31, 2014. Beginning January 31, 2014, the options vest with respect to the remaining 75% (506,250) of their underlying shares ratably on a monthly basis (14,062.5 shares per month) over the following three years until fully vested.
(4)	Beginning on February 1, 2013, these options began to vest with respect to 1/24th of their underlying shares per month. The options will continue to vest in this manner over two years until fully vested.

Outstanding Equity Awards at 2013 Year-End

The following table sets forth the equity-based awards held by the named executive officers that were outstanding on December 31, 2013.

		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date
John LaValle	1/31/2013	—	750,000	(1)	10.00	1/31/2023
David M. Davis	1/31/2013	—	675,000	(2)	10.00	1/31/2013
Harry E. Sloan	2/19/2013	11,458	13,542	(3)	10.00	2/19/2023

(1)	Options vested with respect to 25% (187,500) of their underlying shares on January 31, 2014. Beginning January 31, 2014, the options vest with respect to the remaining 75% (562,500) of their underlying shares ratably on a monthly basis (15,625 shares per month) over the following three years until fully vested.
(2)	Options vested with respect to 25% (168,750) of their underlying shares on January 31, 2014. Beginning January 31, 2014, the options vest with respect to the remaining 75% (506,250) of their underlying shares ratably on a monthly basis (14,062.5 shares per month) over the following three years until fully vested.
(3)	Beginning on February 1, 2013, these options began to vest with respect to 1/24th of their underlying shares per month. The options will continue to vest in this manner over two years until fully vested.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2013:

	Number of securities to be issued upon exercise of outstanding options(1) (a)	Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Global Eagle Entertainment Inc. 2013 Equity Incentive Plan, as amended	5,285,000	$10.86	2,111,023

(1)	Excludes outstanding (i) warrants assumed from Row 44 and (ii) warrants to purchase shares of our common stock that were issued in connection with our initial public offering in 2011. For further details of these warrants, refer to Note 12 of the 2013 Form 10-K.

Employment Agreements

We have employment agreements with each of Messrs. LaValle and Davis.

We entered into an executive employment agreement with Mr. LaValle on January 31, 2013, in connection with the closing of the Business Combination. The agreement provides for Mr. LaValle’s employment as Chief Executive Officer with an annual base salary of $450,000, subject to annual increases as determined by the Board. Mr. LaValle is also entitled, upon achieving certain individual and performance goals established by the Board, to an annual cash bonus in the amount determined by the Board with a target of 50% and not to exceed 100% of his base salary. The annual cash bonus for 2014 will be paid pursuant to the annual cash incentive plan discussed above under “ — Annual Cash Incentive Compensation — Annual Cash Incentive Plan.” The agreement provides for severance and change in control benefits as described below.

We entered into an executive employment agreement with Mr. Davis on January 31, 2013, in connection with the closing of the Business Combination. The agreement was subsequently amended on January 16, 2014 when Mr. Davis was promoted to Chief Operating Officer. As amended, the agreement provides for Mr. Davis’

employment as Chief Financial Officer, Treasurer and Chief Operating Officer with an annual base salary of $425,000 or an annual base salary of $450,000 upon Mr. Davis establishing a permanent residence in Los Angeles, California, subject to annual increases as determined by the Board. Mr. Davis is also entitled, upon achieving certain individual and performance goals to be determined by the Board, to an annual cash bonus in the amount determined by the Board with a target of 50% and not to exceed 100% of Mr. Davis’ base salary. The annual cash bonus for 2014 will be paid pursuant to the annual cash incentive plan discussed above under “ — Annual Cash Incentive Compensation — Annual Cash Incentive Plan.” The agreement provides for severance and change in control benefits as described below.

Under the terms of each named executive officer’s executive employment agreement, in the event that a change in control of the Company occurs and any payment to such executive would constitute a parachute payment as defined within the meaning of Section 280G of the Code, the amount of such payment shall be reduced to the amount that would result in no portion of such payment being subject to the excise tax imposed pursuant to Section 4999 of the Code. We expect to enter into amendments to such employment agreements in May 2014 to replace the existing “cutback” provision with a “best-of-net” provision, which will require the Company to either (a) reduce the amount of such payment so that such payment would not be subject to the excise tax imposed pursuant to Section 4999 of the Code, or alternatively (b) pay the full amount of such payment to the named executive officer (with such executive being personally responsible for payment of any associated excise taxes), whichever produces the better after-tax result for the named executive officer.

Potential Payments upon Termination or Change in Control

The following summarizes the payments and benefits that our named executive officers would be entitled to receive upon certain qualifying terminations of employment and/or a change in control, in each case, under employment agreements as in effect on December 31, 2013. As discussed above under “Compensation Discussion and Analysis,” we believe that severance and change in control protections are important components of our named executive officers' compensation packages because these protections provide security and stability that help enable our named executive officers to focus on their duties and responsibilities to the Company and to act with the best interests of the Company and its stockholders in mind at all times, even under circumstances where the interests of the Company and its stockholders may be adverse to the executive's job security.

Termination, No Change in Control.  If either of Mr. LaValle’s or Mr. Davis’ (each, the “Executive”) employment is terminated by the Company without “cause” or by the Executive for “good reason”, outside the context of a change in control, subject to the Executive executing a general release in favor of the Company, then, in addition to payments of accrued compensation and benefits through the date of termination, the Executive will be entitled to receive, for the 12-month period following the termination of employment, his annual base salary then in effect plus continuation of then existing health and welfare benefits.

Upon a termination with “cause” or the Executive resigns for any reason other than “good reason” or on a termination due to death or disability, the Executive will only be entitled to base salary and benefits through the date of termination; provided, however, that with respect to Mr. Davis, if his employment is terminated by the Company for “cause” due to his failure to relocate to the metropolitan area in which the Company is headquartered within a specified period, and subject to his executing a general release in favor of the Company, then, in addition to payments of accrued compensation and benefits through the date of termination, Mr. Davis will be entitled to receive, for the six month-period following the termination of employment, his base salary then in effect and continuation of then existing health and welfare benefits.

Change in Control.  If the Company experiences a “change in control” (as defined in the Plan) and the Executive is terminated by the Company (or its successor or an affiliate) for any reason other than “cause” or the Executive terminates for “good reason” through the first year anniversary of the consummation of the change in control, the Executive will be entitled (i) to receive, for one year following the termination of employment, the Executive’s base salary and continuation of then existing health and welfare benefits; (ii) to accelerated vesting of all unvested equity awards made prior to the Executive’s last day of employment with the Company; and (iii) to exercise all vested equity incentive awards for a period of six months following the

Executive’s last day of employment with the Company (unless the period provided for under the applicable plan for the particular award would provide for a longer period of exercise following termination of employment in similar circumstances).

The Executive’s right to receive the severance payments described above is subject to the Executive’s delivery of an effective general release of claims in favor of the Company. We do not provide excise tax gross-ups to our named executive officers. Our named executive officers’ executive employment agreements currently provide that, in the event of a change in control of the Company, any payment to the Executive that would constitute a parachute payment as defined within the meaning of Section 280G of the Code will be reduced to the amount that would result in no portion of such payment being subject to the excise tax imposed pursuant to Section 4999 of the Code. As noted above, we expect to enter into amendments to these executive employment agreements in May 2014 to replace this mandatory “cutback” provision with a “best-of-net” provision. See “—Employment Agreements.”

The following table summarizes the payments that would be made to our named executive officers upon the occurrence of a change in control, or certain qualifying terminations of employment, including in connection with a change in control, assuming that each named executive officer's termination of employment, as the case may be, with the Company occurred on December 31, 2013 and, where relevant, that a change in control of the Company occurred on December 31, 2013. Amounts shown in the table below do not include (i) accrued but unpaid salary through the date of termination, and (ii) other benefits earned or accrued by the named executive officer during his employment that are available to all salaried employees, such as accrued vacation.

Executive	Benefit	Termination for Cause or without Good Reason or because of Death or Disability –No Change in Control ($)		Termination without Cause or for Good Reason –No Change in Control ($)	Termination for Good Reason or Without Cause – Change in Control ($)
John LaValle	Severance(1)	—		450,000	450,000
	Value of Continued Health Care Coverage Premiums(2)	—		4,600	4,600
	Value of Accelerated Option Awards(3)	—		—	3,652,500
	280G Excise tax cut back	—		—	(2,827,596	)(4)
	Total	—		454,600	1,279,504	(4)
David M. Davis	Severance(1)	212,500	(5)	425,000	425,000
	Value of Continued Health Care Coverage Premiums(2)	2,000	(5)	4,000	4,000
	Value of Accelerated Option Awards(3)	—		—	3,287,250
	280G Excise tax cut back	—		—	(1,259,972	)(4)
	Total	214,500	(5)	429,000	2,456,878	(4)

(1)	Represents cash severance provided under each named executive officer's employment agreement.
(2)	Represents the cost of Company-subsidized continued benefits for the payout period provided under each named executive officer's employment agreement, based on our then-applicable costs to provide such coverage.
(3)	Represents the aggregate value of the executive's unvested stock options that would have vested on an accelerated basis, determined by multiplying the number of accelerating option shares by the fair market value of our common stock on December 31, 2013 ($14.87), which was the closing price of our common stock on December 31, 2013, the last trading day of 2013, and subtracting the applicable exercise prices.
(4)	The severance amounts have been reduced pursuant to the terms of the executive employment agreements which provide that in the event that a change in control of the Company occurs and any payment to the

Executive constitutes a parachute payment as defined within the meaning of Section 280G of the Code, the amount of such payment shall be reduced to the amount that would result in no portion of such payment being subject to the excise tax imposed pursuant to Section 4999 of the Code. Accordingly, the total amount payable represents slightly less than three times the average annual taxable compensation paid by the Company to the Executive in the prior five taxable years, calculated in accordance with the Code. As discussed above, the Company expects to enter into amendments to each of the executive employment agreements in May 2014 to replace the “cutback” provision with a “best-of-net” provision. See “—Employment Agreements.”
(5)	Mr. Davis is entitled to receive these severance payments only in the event that his employment is terminated for cause due to his failure to establish permanent residence in the Los Angeles metropolitan area prior to August 1, 2015.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2013.

Respectfully submitted,

COMPENSATION COMMITTEE

Harry E. Sloan, Chair
Jeff Sagansky
Jeffrey A. Leddy
Robert W. Reding

The material in this report of the Compensation Committee is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Act, or the Securities Exchange Act of 1934, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company regarding beneficial ownership of shares of the Company’s common stock and shares of the Company’s non-voting common stock as of April 23, 2014, by:

•	each person who is the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock;
•	each named executive officer and each director; and
•	all of the Company’s executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Beneficial ownership of the Company’s common stock is based on 52,866,867 shares of the Company’s common stock issued and outstanding as of April 23, 2014 (excluding 3,053,634 shares of common stock held by AIA, our wholly-owned subsidiary). Beneficial ownership of the Company’s common stock together with the Company’s non-voting common stock is based on 71,985,100 shares of capital stock of the Company issued and outstanding as of April 23, 2014, consisting of 52,866,867 shares of common stock and 19,118,233 shares of non-voting common stock.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock	Percent of Outstanding Common Stock	Number of Shares of Common and Non-Voting Common Stock	Percent of Outstanding Common and Non-Voting Common Stock
Putnam Investments, LLC(2)	9,832,412	18.2%	9,832,412	13.4%
PAR Investment Partners, L.P.(3)	9,374,751	17.6%	28,492,984	39.3%
Harry E. Sloan(4)(5)(6)	8,260,444	14.2%	8,260,444	10.7%
Abrams Capital Management, L.P.(7)	3,000,000	5.7%	3,000,000	4.2%
Jeff Sagansky(4)(6)(8)	2,765,286	5.1%	2,765,286	3.7%
John LaValle(9)	467,022	*	467,022	*
David M. Davis(10)	244,091	*	244,091	*
James A. Graf(4)	164,596	*	164,596	*
Louis Bélanger-Martin(11)	112,310	*	112,310	*
Edward L. Shapiro(3)(6)	17,708	*	17,708	*
Jeffrey A. Leddy(6)	17,708	*	17,708	*
Jeffrey E. Epstein(6)	17,708	*	17,708	*
Robert W. Reding(6)	17,708	*	17,708	*
All executive officers and directors as a group (nine individuals)	11,919,985	19.7%	11,919,985	15.0%

*	Less than 1%.
(1)	Unless otherwise indicated, the business address of each individual is 4553 Glencoe Avenue, Los Angeles, CA 90292.
(2)	Putnam Investment Management, LLC (“PIM”) is the investment manager to Putnam Capital Spectrum Fund (“Capital Spectrum”) and Putnam Equity Spectrum Fund (“Equity Spectrum”), both series of Putnam Funds Trust, a Massachusetts business trust. Capital Spectrum holds 5,156,227 shares of the Company’s common stock, including 859,187 shares underlying warrants currently exercisable for shares of the Company’s common stock. Equity Spectrum holds 4,676,185 shares of the Company’s common stock, including 351,253 shares underlying warrants currently exercisable for shares of the Company’s common stock. PIM has investment power over the shares reported herein, but voting power over the shares is held by the trustees of Capital Spectrum and Equity Spectrum. The Company has entered into a Voting Rights Waiver Agreement (the “Voting Rights Waiver Agreement”) with PIM pursuant to which

PIM, Capital Spectrum and Equity Spectrum and certain affiliated persons and entities (the “Other Putnam Investors”) agreed to waive all voting rights that they may have in respect of any voting securities issued by the Company that exceed, in the aggregate, 4.99% of the total voting rights exercisable by the Company’s outstanding voting securities. The Voting Rights Waiver Agreement provides that any voting rights waived by PIM, Capital Spectrum, Equity Spectrum or the Other Putnam Investors will be apportioned among those parties on a pro rata basis based upon their relative holdings of the Company’s voting securities. The Voting Rights Waiver Agreement will expire at the time that Capital Spectrum, Equity Spectrum and all Other Putnam Investors that are investment companies registered under the Investment Company Act of 1940, as amended, no longer own any of the Company’s voting common stock, at which time the remaining Other Putnam Investors will be entitled to any and all voting rights pertaining to their voting securities. The business address of PIM, Capital Spectrum and Equity Spectrum is One Post Office Square, Boston, MA 02109.
(3)	Includes 509,512 shares of common stock underlying warrants currently exercisable for shares of the Company’s common stock as a result of the assumption by the Company of certain Row 44 warrants in the Business Combination. Excludes 985,027 shares of common stock held in escrow to secure (A) any post-closing purchase price adjustment due to the Company from Row 44 pursuant to the terms of the agreement pursuant to which we acquired Row 44 (the “Row 44 Merger Agreement”) and (B) Row 44’s indemnification obligations under the Row 44 Merger Agreement. The “Number of Shares of Common and Non-Voting Common Stock” column includes 19,118,233 shares of non-voting common stock that are currently convertible into shares of common stock of the Company on a one-for-one basis. All shares are held directly by PAR. PAR Capital Management, Inc. (“PCM”), as the general partner of PAR Group, L.P., which is the general partner of PAR, has investment discretion and voting control over shares held by PAR. No stockholder, director, officer or employee of PCM has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of any shares held by PAR. The shares held by PAR are part of a portfolio managed by Edward L. Shapiro. As an employee of PCM, Mr. Shapiro has the authority to make investment decisions with respect to shares of the Company’s capital stock held by PAR. The address of PAR is One International Place, Suite 2401, Boston, MA 02110.
(4)	Messrs. Sloan, Sagansky and Graf are members of Global Eagle Acquisition LLC (“GE Acquisition”). On January 3, 2014, GE Acquisition distributed an aggregate of 4,114,909 shares of the Company’s common stock to its members on a pro rata basis for no consideration. As a result of this distribution, Mr. Sloan received 2,962,735 shares of the Company’s common stock, Mr. Sagansky received 987,578 shares of the Company’s common stock and Mr. Graf received 164,596 shares of the Company’s common stock.
(5)	Includes 5,280,001 shares of common stock underlying warrants currently exercisable for shares of the Company’s common stock (“Sponsor Warrants”). The Sponsor Warrants have an exercise price of $11.50 per share and expire on January 31, 2018.
(6)	Includes options to purchase 17,708 shares of the Company’s common stock that have vested or will vest within 60 days and that were granted in February 2013 to our non-employee directors in connection with the Business Combination. The initial grant to each board member consisted of options to purchase 25,000 shares of the Company’s common stock. The options vest with respect to 1/24th of their underlying shares per month beginning on February 1, 2013 ratably over two years until fully vested. Except as otherwise provided in the option grant agreement between the Company and the option holder, these stock options expire on February 19, 2023.
(7)	According to a Schedule 13G filed with the SEC on December 20, 2013 on behalf of Abrams Capital, LLC, a Delaware limited liability company (“Abrams Capital”); Abrams Capital Management, LLC, a Delaware limited liability company (“Abrams CM LLC”); Abrams Capital Management, L.P., a Delaware limited partnership (“Abrams CM LP”); and David Abrams, an individual and a U.S. citizen, Abrams Capital holds shared voting and shared dispositive power with respect to 2,839,264 shares of the Company’s common stock, and each of Abrams CM LLC, Abrams CM LP and Mr. Abrams holds shared voting and shared dispositive power with respect to 3,000,000 shares of the Company’s common stock. The shares of the Company’s common stock over which Abrams Capital holds shared voting and shared dispositive power are beneficially owned by private investment funds for which Abrams Capital serves as general partner. The shares of the Company’s common stock over which Abrams CM LLC and Abrams CM LP hold shared voting and shared dispositive power include the shares that are beneficially owned by Abrams Capital and shares beneficially owned by another private investment fund for which Abrams CM LP serves as investment manager. Abrams CM LLC is the general partner of Abrams CM LP. The shares of the Company’s common stock over which Mr. Abrams holds shared voting and shared dispositive power include the shares that are beneficially owned by Abrams Capital and Abrams CM LLC. Mr. Abrams is the managing member of Abrams Capital and Abrams CM LLC.
(8)	Includes 1,760,000 shares of common stock underlying Sponsor Warrants currently exercisable for shares of the Company’s common stock. The Sponsor Warrants have an exercise price of $11.50 per share and expire on January 31, 2018.
(9)	Includes 217,022 shares of the Company’s common stock and options to purchase 250,000 shares of the Company’s common stock that have vested or will vest within 60 days. The options were granted on January 31, 2013 in connection with Mr. LaValle’s employment as our Chief Executive Officer. The initial grant to Mr. LaValle consisted of options to purchase 750,000 shares of the Company’s common stock. The options vested with respect to 25% (187,500) of their underlying shares on January 31, 2014. Since January 31, 2014, the options have vested and are expected to continue to vest with respect to the remaining 75% (562,500) of their underlying shares ratably over the next three years on a monthly basis (15,625 shares per month) until fully vested. Except as otherwise provided in the option grant agreement between the Company and Mr. LaValle, these stock options expire on January 31, 2023.
(10)	Includes 19,091 shares of the Company’s common stock and options to purchase 225,000 shares of the Company’s common stock that have vested or will vest within 60 days. The options were granted on January 31, 2013 in connection with Mr. Davis’s employment as our Chief Financial Officer and Treasurer. The initial grant to Mr. Davis consisted of options to purchase 675,000 shares of the Company’s common stock. The options vested with respect to 25% (168,750) of their underlying shares on January 31, 2014. Since January 31, 2014, the options have vested and are expected to continue to vest with respect to the remaining 75% (506,250) of their underlying shares ratably over the next three years on a monthly basis (14,062.5 shares per month) until fully vested. Except as otherwise provided in the option grant agreement between the Company and Mr. Davis, these stock options expire on January 31, 2023. The number of shares reported in the table above does not include options to purchase 25,000 shares of the Company’s common stock that were granted to Mr. Davis on January 13, 2014 in connection with Mr. Davis’s appointment as our Chief Operating Officer. These options are expected to vest with respect to 25% (6,250) of their underlying shares on the first anniversary of the date of grant, or January 13, 2015, and with respect to the remaining 75% (18,750) of their underlying shares ratably over the next three years on a monthly basis (approximately 520.8 shares per month) until fully vested.
(11)	Includes 103,977 shares of the Company’s common stock and options to purchase 8,333 shares of the Company’s common stock that have vested or will vest within 60 days. On October 2, 2013, the Company granted 25,000 options to purchase shares of the Company’s common stock to Mr. Bélanger-Martin. The options vest with respect to 1/24th of their underlying shares ratably on a monthly basis for two years following the date of grant.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during 2013, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

PROPOSAL 2

ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, we are asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this Proxy Statement.

The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure contained in this Proxy Statement. As discussed in those disclosures, we believe that our compensation policies and decisions are strongly aligned with our stockholders’ interests. Compensation of our named executive officers is designed to enable us to attract, motivate and retain talented and experienced executives to lead our Company successfully in a competitive environment.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures, is hereby APPROVED on an advisory basis.”

Because the vote is advisory, it is not binding on us or the Board of Directors. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the votes cast at the Annual Meeting either in person or by proxy. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with Section 951 of the Dodd-Frank Act and Section 14A of the Exchange Act, we are asking our stockholders to vote, on an advisory basis, on the frequency of future advisory votes to approve the compensation of our named executive officers. We are required to hold an advisory vote to approve the compensation of our named executive officers at least once every three years. Accordingly, stockholders may vote on an advisory basis to hold the advisory vote to approve the compensation paid to our named executive officers every year, every two years or every three years. Stockholders may also abstain from voting on this proposal. The Dodd-Frank Act requires us to hold the advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers at least once every six years. After careful consideration of this proposal, the Board has determined that an advisory vote to approve the compensation of our named executive officer that occurs every year (an annual vote) is the most appropriate alternative, and therefore recommends that you vote to hold the advisory votes to approve the compensation of our named executive officers every year.

In formulating its recommendation, the Board considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in our Proxy Statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices on a routine basis. An annual vote will give our stockholders the opportunity to react promptly to emerging trends in compensation, provide feedback before those trends become pronounced over time, and give the Board and the Compensation Committee the opportunity to evaluate individual compensation decisions each year in light of ongoing feedback from stockholders. An annual vote also complements our goal of creating and implementing compensation programs that enhance stockholder value and maximize accountability.

The advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board. The Board understands that there are different views as to what is an appropriate frequency for future advisory votes on executive compensation. For the reasons described above, we believe that a majority of our stockholders would prefer an annual vote.

The frequency receiving the highest number votes cast will be the frequency considered to be recommended by stockholders, although such vote will not be binding on the Board. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE OF
“1 YEAR” FOR PROPOSAL 3.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP (“E&Y”) to continue in its capacity as our independent registered public accounting firm for the fiscal year ending December 31, 2014, and the Board of Directors has directed that management submit the appointment of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. E&Y has audited our financial statements since the year ended December 31, 2013.

Neither our amended and restated by-laws nor other governing documents or law require stockholder ratification of the appointment of E&Y as our independent registered public accounting firm. However, the Board of Directors is submitting the appointment of E&Y to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to continue to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting will be required to ratify the appointment of E&Y. Abstentions will not have any effect on the outcome of this proposal.

Representatives of E&Y are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 4.

AUDIT-RELATED MATTERS

Change In Registered Public Accounting Firm

On March 12, 2013, our Audit Committee engaged E&Y as the Company’s independent registered public accounting firm for the year ending December 31, 2013. In connection with the engagement of E&Y, on March 12, 2013, our Audit Committee informed Rothstein Kass (“Rothstein”) that it would be dismissed as the Company’s independent registered public accounting firm effective upon the filing of the Company’s Annual Report on Form 10-K for the 2012 fiscal year. We filed our Annual Report on Form 10-K for the 2012 fiscal year on March 18, 2013; as a result, Rothstein’s dismissal became effective on that date.

Rothstein’s reports on the financial statements of the Company for the period from February 2, 2011 (date of inception) to December 31, 2011 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During the Company’s fiscal year ended December 31, 2012 and for the period from February 2, 2011 (date of inception) to December 31, 2011 and through March 18, 2013, (i) there were no disagreements between the Company and Rothstein on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to Rothstein’s satisfaction, would have caused it to make reference to the matter in conjunction with its report on the Company’s financial statements for the relevant year and (ii) except as disclosed below, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

In connection with the Company’s decision to restate (i) its audited financial statements as of, and for the period from February 2, 2011 (date of inception) to, December 31, 2011 and (ii) its unaudited interim financial statements as of, and for the quarterly periods ended, June 30, and September 30, 2011 and 2012 and March 31, 2012 (as previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on February 26, 2013), and the Company’s reassessment of its disclosure controls and procedures, Rothstein advised the Company that its disclosure controls and procedures for all such periods were not effective with respect to the classification of the Company’s common stock purchase warrants as components of equity instead of as derivative liabilities during such periods. In addition, Rothstein also advised the Company that its disclosure controls and procedures as of December 31, 2012 were not effective and that the Company had a material weakness in its internal control over financial reporting for the fiscal year ended December 31, 2012. The restatements were included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 18, 2013. The Company authorized Rothstein to respond fully to the inquiries of E&Y concerning the subject matter described above.

All of the periods for which the Company restated its financial statements occurred while the Company was a shell company prior consummation of the Business Combination. In connection with the consummation of the Business Combination, a new board of directors was elected, which appointed new members of the Company’s Audit Committee and new members of management, including a new chief financial officer. The Company’s new management has implemented measures to remediate the material weakness in internal control over financial reporting.

The Company provided Rothstein a copy of the above disclosures and requested that Rothstein furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated March 19, 2013, was filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K/A filed with the SEC on March 19, 2013.

During the two fiscal years ended December 31, 2012 and 2011, and through March 18, 2013, the Company did not consult E&Y with respect to the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any other matters or reportable events as set forth in Item 304 of Regulation S-K.

Independent Registered Public Accounting Firm Fees

The following table shows the fees for professional services rendered by the Company’s independent registered public accounting firms for the audit of the Company’s annual financial statements for the years ended December 31, 2013 and December 31, 2012, and fees billed for other services rendered by the Company’s independent registered public accounting firms during those periods.

	Ernst & Young LLP	Rothstein Kass
	Year Ended December 31,
	2013	2012
Audit fees(1)	$4,314,100	$76,925
Audit-related fees	—	—
Tax fees(2)	628,237	—
All other fees	—	—
Total fees	$4,942,337	$76,925

(1)	Fees for audit services included fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, statutory audits required internationally, and fees related to registration statements.
(2)	Tax fees included fees for tax compliance, tax advice and tax planning.

All fees described above were pre-approved by the Audit Committee.

Pre-Approval Policy and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policy generally requires pre-approval of specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by E&Y is compatible with maintaining the principal accountant’s independence.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the Company’s audited financial statements for the year ended December 31, 2013 and the independent registered public accounting firm’s assessment of the Company’s internal control over financial reporting. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Respectfully submitted,

AUDIT COMMITTEE
Jeffrey E. Epstein, Chair
Jeff Sagansky
Jeffrey A. Leddy

The material in this report of the Audit Committee is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Act, or the Securities Exchange Act of 1934, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

RELATED PERSON POLICY AND TRANSACTIONS

Related Person Transactions Policy and Procedures

Our Board of Directors has adopted a written related person transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy is administered by our Audit Committee and covers any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships, in which the Company was or is to be a participant, the amount involved exceeds $50,000 and a related person had or will have a direct or indirect material interest. While the policy covers related person transactions in which the amount involved exceeds $50,000, the policy states that related person transactions in which the amount involved exceeds $120,000 are required to be disclosed in applicable filings as required by the Securities Act, Exchange Act, and related rules. Our Board of Directors set the threshold for approval of related person transactions in the policy at an amount lower than that which is required to be disclosed under the Securities Act, Exchange Act, and related rules because we believe that it is appropriate for its Audit Committee to review transactions or potential transactions in which the amount involved exceeds $50,000, as opposed to $120,000. Pursuant to this proposed policy, our Audit Committee (i) reviews the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, and (ii) takes into account the conflicts of interest and corporate opportunity provisions of our code of business conduct and ethics. Management presents to our Audit Committee each proposed related person transaction, including all relevant facts and circumstances relating thereto, and updates the Audit Committee as to any material changes to any related person transaction. All related person transactions may only be consummated if our Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Certain types of transactions are excluded by our Audit Committee under the policy. These excluded transactions include: (i) certain compensation arrangements; (ii) transactions in the ordinary course of business where the related party’s interest arises only (a) from his or her position as a director of another entity that is party to the transaction, (b) from an equity interest of less than 5% in another entity that is party to the transaction, or (c) from a limited partnership interest of less than 5%, subject to certain limitations; and (iii) transactions in the ordinary course of business where the interest of the related party arises solely from the ownership of a class of our equity securities where all holders of such class of equity securities will receive the same benefit on a pro rata basis. No director will be permitted to participate in the approval of a related person transaction for which he or she is a related party.

Related Person Transactions

Other than as described below, since January 1, 2013, the Company has not entered into, and there are no currently proposed, related person transactions.

At the closing of the acquisition of Row 44 in connection with the Business Combination, the Company paid PAR Investment Partners, L.P. (“PAR”) $11.9 million under a backstop fee agreement. This was recorded as transaction costs reflected in operating results as a general and administrative expense in the year ended December 31, 2013.

On October 2, 2013, Louis Bélanger-Martin, the former CEO of AIA, who is also a current Board member, entered into a consulting agreement and mutual general release, which was subsequently amended on October 14, 2013 and December 28, 2013 (as amended, the “Consulting Agreement”). Pursuant to the Consulting Agreement, the former executive received $2.0 million in cash and 103,977 fully vested shares of the Company’s common stock under the Company’s 2013 Equity Incentive Plan (the “Remuneration Payment”). Upon receipt of the foregoing, Mr. Bélanger-Martin relinquished his right to options to purchase 350,000 shares of the Company’s common stock. During the year ended December 31, 2013, we recorded an expense of approximately $3.5 million associated with the Remuneration Payment obligation.

On July 30, 2013, the Company repurchased approximately 36,814 shares of its common stock, at a purchase price of $11.25 per share, from John LaValle, the Company’s Chief Executive Officer, for the purpose of satisfying certain federal and state employment tax withholding obligations related to the January 2013 Business Combination. Upon the repurchase, the shares were cancelled.

On December 11, 2013, the Company issued an aggregate of 129,054 shares of common stock to James M. McNamara, our board member until the closing of the Business Combination, in exchange for 402,650 warrants to purchase shares of the Company’s common stock.

In October 2013 and in connection with the acquisition of IFE Services Ltd., the Company issued to PAR, a significant shareholder of the Company, a $19.0 million convertible promissory note due December 20, 2013 (the “PAR Note”), which was repaid in full in December 2013. Pursuant to the terms of the PAR Note, the Company also paid PAR a one-time fee of approximately $1.0 million and $0.4 million accrued interest in the same period.

OTHER MATTERS

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of annual meeting materials, please notify your broker or us. Direct your written request to our Secretary at 4553 Glencoe Avenue, Los Angeles, California 90292. Stockholders who currently receive multiple copies of the annual meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

Electronic Access to Proxy Statement and Annual Report

This Proxy Statement and the Annual Report are available on the Company’s web site at www.globaleagleent.com under “Investors.” Instead of receiving paper copies of the Annual Report and Proxy Statement in the mail, stockholders can elect to receive an e-mail that will provide an electronic link to these documents. Choosing to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business, and also will give you an electronic link to the proxy voting site.

Stockholders of Record.  Stockholders of record can choose to receive materials electronically by following the instructions provided if voting over the Internet or by telephone.

If you choose to receive future proxy statements and annual reports over the Internet, you will receive an e-mail next year with instructions containing the Internet address of those materials and the electronic link to the proxy voting site. The election will remain in effect until you write or call the Company’s Investor Relations Department and tell us otherwise.

Beneficial Owners.  If you hold your shares in a brokerage account, you may also have the ability to receive copies of the Annual Report and Proxy Statement electronically. Please check the information provided in the proxy materials sent to you by your bank, broker or other holder of record regarding the availability of electronic delivery.

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

By Order of the Board of Directors,

Jay Itzkowitz
Senior Vice President, General
Counsel and Secretary

May 1, 2014

ANNUAL MEETING OF STOCKHOLDERS OF

GLOBAL EAGLE ENTERTAINMENT INC.

June 6, 2014

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, Annual Report, and proxy card are available at http://www.astproxyportal.com/ast/17070

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20330403000000001000 4 060614

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE ELECTION OF THE DIRECTORS NAMED BELOW, FOR PROPOSAL 2, 1 YEAR FOR PROPOSAL 3 AND FOR PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Louis Bélanger-Martin
- ○ John LaValle
- ○ Robert W. Reding

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "**FOR ALL EXCEPT**" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Proposal	FOR	AGAINST	ABSTAIN
2. To approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed in the Company's Proxy Statement.	☐	☐	☐

Proposal	1 year	2 years	3 years	ABSTAIN
3. To indicate, on an advisory basis, the frequency of future advisory votes to approve the compensation of the Company's named executive officers, as disclosed in the Company's Proxy Statement.	☐	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. **If no direction is made, this proxy will be voted FOR the election of the directors named herein, FOR Proposal 2, 1 YEAR for Proposal 3 and FOR Proposal 4.**

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Shareholder ____________ Date: ______ Signature of Shareholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

GLOBAL EAGLE ENTERTAINMENT INC.

Proxy for Annual Meeting of Stockholders on June 6, 2014

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints David M. Davis, Jay Itzkowitz and Michael Pigott, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of common stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Global Eagle Entertainment Inc., to be held June 6, 2014 at 7:30 a.m. Eastern Daylight Time at The London Hotel, 151 West 54th Street, New York, New York 10019, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

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